EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-141944 on Form S-8 and Registration Statement No. 333-163154 on Form S-4 of Peet’s Coffee & Tea, Inc. and subsidiaries of our report dated March 18, 2010 relating to the consolidated financial statements of Peet’s Coffee & Tea, Inc., and the effectiveness of Peet’s Coffee & Tea, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Peet’s Coffee & Tea, Inc. for the fiscal year ended January 3, 2010.

/S/ DELOITTE & TOUCHE LLP

San Francisco, California

March 18, 2010